Exhibit 10.1

Summary of the Quality Distribution, Inc. Compensation Bonus Plan

for Fiscal Year 2006

Awards under the Quality Distribution, Inc. Compensation Bonus Plan for fiscal year 2006 will be based upon the earnings per share (“EPS”) performance of Quality Distribution Inc. (“Quality”) for fiscal year 2006.

Awards will be paid from an aggregate bonus pool equal to $2.1 million and will be distributed to non-represented employees based on job classification, subject to review by the CEO. Awards will be paid immediately following completion of the 2006 year-end audited financial statements (or on another date as practical or as dictated by applicable regulation) to the extent EPS criteria are satisfied.

EPS and Bonus Percentage

Bonus percentage payouts range from zero to 200% of each employee’s target depending upon the EPS achieved.

Eligibility

Awards are subject to the following qualifications:

1.	An employee must be active, full-time (excluding temporary employees) or part-time, non-union employee on the date the payout is paid to be eligible to receive an award.

2.	Subject to the preceding sentence, employees hired after January 1, 2006 will be eligible to receive prorated awards as follows:

a.	Employees hired after January 1, 2006 but prior to April 1, 2006 will receive 75% of the attained bonus.

b.	Employees hired on or after April 1, 2006 but before July 1, 2006 will receive 50% of the attained bonus.

c.	Employees hired on or after July 1, 2006 but before October 1, 2006 will receive 25% of the attained bonus.

d.	Employees hired on or after October 1 will not participate in the program.

3.	If an employee is in more than one job class during fiscal year 2006 (e.g. the employee is promoted) the percentage of bonus will be projected based on the actual time the employee was in each job class.

Administration

The Senior Vice President of Administration, the Chief Executive Officer, and the Chief Financial Officer will serve as the Committee responsible for the interpretation of the plan. Committee decisions interpreting the plan or determining awards will be final. Quality reserves the right to amend, modify, or terminate the plan at any time.